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                                    OFFER BY

                           MORGAN STANLEY DEAN WITTER
                          AFRICA INVESTMENT FUND, INC.

                              TO PURCHASE FOR CASH
                      UP TO 25% OF THE FUND'S OUTSTANDING
                             SHARES OF COMMON STOCK

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 29, 2001 ("TERMINATION DATE")

      THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE FUND'S
        ISSUER TENDER OFFER STATEMENT AND IN THE LETTER OF TRANSMITTAL.

                                                               February 27, 2001

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We are enclosing herewith the material listed below relating to the offer of Morgan Stanley Dean Witter Africa Investment Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company (the "Fund"), to purchase up to 25% of the Fund's outstanding shares of common stock, par value $0.01 per share (the "Shares"), upon the terms and conditions set forth in its Issuer Tender Offer Statement dated February 27, 2001 and in the related Letter of Transmittal (which together constitute the "Offer"). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 95% of the net asset value per Share as determined by the Fund at the close of regular trading on the New York Stock Exchange on March 29, 2001, or such later date to which the Offer is extended.

     We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge Stockholders a fee for soliciting tenders for Shares pursuant to the Offer. The Fund will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 6, "Stock Transfer Taxes," of the Letter of Transmittal. HOWEVER, BACKUP WITHHOLDING AT A 31% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 8, "FEDERAL INCOME TAX CONSEQUENCES," OF THE ISSUER TENDER OFFER STATEMENT AND INSTRUCTION 11, "BACKUP WITHHOLDING," OF THE LETTER OF TRANSMITTAL.

     For your information and for forwarding to your clients, we are enclosing the following documents:

     1. A letter to Stockholders of the Fund from Harold J. Schaaff, Jr., President of the Fund;

     2. The Issuer Tender Offer Statement dated February 27, 2001;

     3. The Letter of Transmittal for your use and to be provided to your clients;

     4. Notice of Guaranteed Delivery;

     5. Form of letter to clients that may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

     6. Return envelope addressed to American Stock Transfer and Trust Company (the "Depositary").
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     The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any State or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

     As described in the Fund's Issuer Tender Offer Statement under Section 3, "Procedure for Tendering Shares," tenders may be made without the concurrent deposit of stock certificates if (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch, or agency in the United States; and (2) certificates for Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

     AS DESCRIBED IN THE OFFER, THE FUND WILL PURCHASE ALL SHARES FROM STOCKHOLDERS WHO OWN 99 SHARES OR LESS AND TENDER ALL OF THEIR SHARES. IF SUCH A TENDER IS MADE BY A BROKER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE FOR BENEFICIAL OWNER(S) OF SHARES WITH RESPECT TO WHICH IT IS THE RECORD HOLDER, SUCH BROKER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST REPRESENT AND WARRANT IN THE LETTER OF TRANSMITTAL THAT IT BELIEVES, BASED UPON REPRESENTATIONS MADE TO IT BY SUCH BENEFICIAL OWNER(S), THAT EACH SUCH PERSON OWNS 99 SHARES OR LESS.

     NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ANY SHARES.

     For additional information or copies of the enclosed material, please contact Georgeson Shareholder Communication Inc. (the "Information Agent") toll free at 800-223-2064 or at 212-440-9800.

                                          Very truly yours,

                                          HAROLD J. SCHAAFF, JR.
                                          President

                                          MORGAN STANLEY DEAN WITTER
                                          AFRICA INVESTMENT FUND, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF MORGAN STANLEY DEAN WITTER AFRICA INVESTMENT FUND, INC., THE INFORMATION AGENT, OR THE DEPOSITARY OR AUTHORIZES YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

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